                                                                   Exhibit 99.1


                              FOR IMMEDIATE RELEASE

For: Evans Bancorp, Inc.                   Contact:  Mark DeBacker, Treasurer
     14-16 North Main Street               Phone:    (716) 926-2000
     Angola, New York  14006               Fax:      (716) 926-2005


         EVANS BANCORP ANNOUNCES SEMI-ANNUAL DIVIDEND OF $0.34 PER SHARE

ANGOLA, N.Y.-AUGUST 19, 2004 - Evans Bancorp, Inc. (Nasdaq: EVBN) announced that its Board of Directors has declared a semi-annual dividend of thirty-four cents ($0.34) per share on its outstanding common stock. The dividend is payable on October 4, 2004 to shareholders of record as of September 10, 2004. This payout will bring the annual 2004 dividend to sixty-seven cents ($0.67) per share, which is an approximate 8.1% increase over the sixty-two cents ($0.62) per share dividend paid in fiscal 2003, once it is adjusted for the five percent stock dividend paid in December 2003.

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with nine branches located in Western New York, which had approximately $391.2 million in assets and approximately $321.4 million in deposits at June 30, 2004. Evans National Bank also owns 100% of the capital stock of M&W Agency, Inc., a retail property and casualty insurance agency with eleven offices in Western New York, and 100% of the capital stock of ENB Associates, Inc. which provides non-deposit investment products. Evans Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol EVBN.

This press release may include "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission. Forward looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.